SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2004

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Item 5. Other Events

Distribution Rate Increase Filing with the Pennsylvania Public Utility Commission

        On March 29, 2004, PPL Electric Utilities Corporation (the "Company"), filed a request with the Pennsylvania Public Utility Commission ("PUC") for an overall annual net increase in distribution revenues of approximately $164.4 million, based on a future test year ending December 31, 2004, and a proposed return on equity of 11.5%. The PUC will examine the Company's distribution rate increase request in a nine-month process that is expected to be completed by the end of 2004. Accordingly, if approved, the new distribution rates would go into effect on January 1, 2005.

        Since 1999, the sum of the electricity transmission and distribution rates that the Company collects from retail customers in its service territory have been subject to a rate cap. The rate cap was agreed to by the Company, and approved by the PUC, in connection with the settlement of the Company's restructuring proceeding (the "1998 Restructuring Proceeding") pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act (the "Customer Choice Act"). The purpose of the Customer Choice Act was to restructure the state's electric utility industry in order to create retail access to a competitive market for the generation of electricity. The rate cap expires on December 31, 2004.

        The Company's last retail base rate increase was in September of 1995. Because the Company's base rates did not increase from 1995 through the establishment of the rate caps, the Company's requested distribution rate increase would be the Company's first such increase since 1995. In the 1995 retail base rate proceeding, the Company was authorized to earn a return on equity of 11.5%. In calendar year 2003, the Company earned a distribution return on equity of about 1%.

        The distribution rate increase request will not impact the rates collected by the Company for electricity supply that it provides to retail customers in its service territory as a provider of last resort ("PLR") under the Customer Choice Act. As part of the settlement of the 1998 Restructuring Proceeding, the Company agreed to provide this electricity supply at predetermined capped rates through 2009. The Company has executed two contracts to purchase electricity from PPL EnergyPlus, LLC sufficient for the Company to meet its PLR obligation through 2009, at the pre-determined capped rates. The Company's PLR obligation after 2009 will be determined by the PUC pursuant to rules that have not yet been promulgated.

        In addition to the distribution rate increase request, the Company also informed the PUC on March 29, 2004 that transmission service charges reflected in retail rates are expected to increase by approximately $57 million, effective January 1, 2005. The Company must pay these transmission service charges to PJM Interconnection, L.L.C. ("PJM") under PJM's Open Access Transmission Tariff, which is subject to the jurisdiction of the Federal Energy Regulatory Commission. The Company's existing PUC-approved tariff permits the automatic pass-through of transmission service charges, but the Company cannot pass these costs through to its PLR customers if it results in an increase in the sum of these transmission service charges plus the Company's distribution rates. When the rate caps expire at the end of 2004, the Company intends to pass through to its retail customers the full amount of these charges. The Company's filing includes a transmission Service Charge as a mechanism to implement this pass-through.

        The combination of the distribution rate increase request and the pass-through of these transmission service charges would produce an increase in overall rates (i.e., distribution, transmission, generation and transition charges under the Customer Choice Act) of about $221.6 million, or 8.1%. This increase would be allocated to customer classes based on the results of a class cost-of-service study with the condition that no rate schedule have an average increase of more than 10% in total rates. On average, residential rates are proposed to increase by approximately 9.67%.

        The Company's filing includes certain rate design proposals. For instance, the Company is proposing to move its rate design toward a flat monthly fee for electric delivery services, rather than continuing to charge rates based on consumption, because most of the Company's costs are fixed and do not vary significantly with consumption. Under this proposal, large industrial customers would no longer pay any commodity charges for their electricity delivery services.

        The Company also is proposing to implement a Distribution System Improvement Charge ("DSIC"). The DSIC would enable the Company to recover the fixed costs associated with non-revenue producing distribution system improvement and relocation projects between base rate proceedings. The capital costs eligible for inclusion in the DSIC would be limited to projects that are designed to enhance system security, reliability, integrity, safety and long-term viability. The Company's proposal is similar to automatic adjustment mechanisms currently utilized by many Pennsylvania water utilities. If approved by the PUC, the DSIC would enable the Company to make capital improvements necessary to maintain reliable service while delaying the need for future distribution rate increase requests.

        In addition, the Company proposes in its filing to expand its existing customer assistance, environmental and economic development programs.

        The Company anticipates it will be required to invest approximately $900 million in capital improvements over the next five years. Approximately 96% of this five-year capital budget is non-discretionary, with more than half of the spending required to accommodate growth, including both new customer connections and additional system capacity.

        The Company cannot predict the amount of the rate increase that will ultimately be approved by the PUC.

        The Company is a subsidiary of PPL Corporation.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION
By:	/s/ Mark D. Woods Mark D. Woods Controller
PPL ELECTRIC UTILITIES CORPORATION
By:	/s/ Mark D. Woods Mark D. Woods Controller

Dated:March 31, 2004